Pricing Supplement Dated January 30, 1996             Rule 424(b)(3)
(To Prospectus Dated October 20, 1995)                File No. 33-63463

                    GENERAL MOTORS ACCEPTANCE CORPORATION
                      Medium-Term Notes - Floating Rate
____________________________________________________________________________
Agent:                      NA
Principal Amount:           $250,000,000
Agent's Discount
  or Commission:            NA
Net Proceeds to Company:    $250,000,000
Initial Interest Rate:      Reset on the Issue Date (also an Interest
                            Reset Date).
Issue Date:                 2/1/96
Maturity Date:              2/2/98
____________________________________________________________________________

Calculation Agent:  GMAC

Interest Calculation:
      /X/  Regular Floating Rate Note


      Interest Rate Basis: / / CD Rate            / / Commercial Paper Rate
                           / / Prime Rate         / / Federal Funds Rate
                           /X/ LIBOR (see below)  / / Treasury Rate
                           / / Other
                              (see attached)



      If LIBOR, Designated LIBOR Page / / Reuters Page: / / or
         /X/ Telerate Page: 3750


Interest Reset Dates:   February 1, 1996 and Each February 2, May 2, August 2,
                        and November 2 commencing May 2, 1996 and ending
                        November 2, 1997.
Interest Payment Dates: Each February 2, May 2, August 2, and November 2
                        commencing May 2, 1996 and ending February 2,
                        1998.
Index Maturity:         3 months
Spread (+/-):           +0.00%

Day Count Convention:
      /X/ Actual/360 for the period from  2/1/96 to 2/2/98
      / / Actual/Actual for the period from  / /   to  / /
      / / 30/360 for the period from  / /   to  / /

Redemption:
      /X/ The Notes cannot be redeemed prior to the Stated Maturity Date. / / The Notes may be redeemed prior to Stated Maturity Date.
      / / Initial Redemption Date:
          Initial Redemption Percentage: ___%
          Annual Redemption Percentage Reduction: ___% until Redemption Percentage is 100% of the Principal Amount.

Repayment:
      / / The Notes cannot be repaid prior to the Maturity Date.
      /X/ The Notes can be repaid at par plus accrued interest, if any, each February 2, May 2, August 2, and November 2 prior to the Maturity Date at the option of the holder of the Notes upon 30-days prior written notice to the Company.
      / / Optional Repayment Date(s):
          Repayment Price:    %

Currency:
      Specified Currency: U.S. (If other than U.S. dollars, see attached) Minimum Denominations: ___________ (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  / / Yes   /X/ No
      Total Amount of OID:          Yield to Maturity:
      Initial Accrual Period:

Form:  /X/  Book-Entry         / /  Certificated